Exhibit 10.1

January 24, 2017

Edward Schatz
The O’Connor Group, Inc.
10 Stearns Road
Bedford, MA  01730

Re:          Amendment to Engagement Agreement dated September 27, 2016

Dear Mr. Schatz:

This letter (“Amendment”) will serve to outline the modifications to the Engagement Agreement dated September 27, 2016 (“Agreement”), entered into between Cosi, Inc. (the “Company”) and The O’Connor Group, Inc. (“TOG”) regarding the engagement of TOB, specifically Mr. Edward Schatz, by the Company.

In addition to serving as the acting CFO of the Company and providing services relating thereto as set forth in the Agreement, you agree, subject to approval of the Bankruptcy Court, to serve as the acting CEO of the Company and to perform the duties of and relating to such position, effective as of January 6, 2017, and continuing until the effective date of the plan of reorganization of the Company.

For your services as acting CEO of the Company, while continuing to serve as acting CFO of the Company, the Company agrees to increase your compensation under the Agreement to a flat fee of $25,000 per month, effective on the date of your appointment, subject to approval of the Bankruptcy Court.    While serving as acting CEO of the Company, you will report to the Company’s board of directors.

You acknowledge that LIMAB LLC (“LIMAB”), as the winning bidder in the 363 sale process, is currently serving as the Operator and managing the day-to-day operations of the Company pursuant to the Interim Operating Agreement entered into between the Company and LIMAB.

Except as set forth above, the terms of the Agreement shall continue in full force and effect.  Hereinafter, references to the Agreement shall mean the Agreement as amended, modified and supplemented by this Amendment.

Very truly yours,

/s/Vicki Baue
COSI, INC.
By:	Vicki Baue
Its:	V. P. & General Counsel
Date:	02/02/17

Agreed and accepted:

/s/Edward Schatz
THE O’CONNOR GROU, INC.
By: Edward Schatz
Its: Senior Managing Director
Date: 02/02/17